Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALLIDUS SOFTWARE INC.

FIRST.  The name of the Corporation is “Callidus Software Inc.”

SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation shall have perpetual existence.

FOURTH.  The Corporation is authorized to issue a total of 100 shares.  All such shares are to be common stock with no par value (the “Common Stock”) and are to be of one class.

FIFTH.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

SIXTH.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

SEVENTH.  Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

(a)                                 Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was, on or prior to the date hereof, a director or officer of the Corporation or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL.  The right to indemnification conferred in this Subsection (a) of this Eighth Article shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL; provided, however, that the individual to whom expenses are advanced shall undertake, to the extent required by the DGCL, to repay such advanced expenses to the Corporation if it is ultimately determined that such person is not entitled to indemnification under applicable law or pursuant to this Amended and Restated Certificate of Incorporation.  The right to indemnification conferred in this Eighth Article shall be a contract right.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

The rights and authority conferred in this Subsection (a) of this Eighth Article shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(b)                                 Each person who is a director of the Corporation from and after the date hereof shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

(c)                                  Neither the amendment nor repeal of this Eighth Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Eighth Article in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

NINTH.  The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

TENTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and, except with respect to Subsection (a) of the Eighth Article, which shall not be amended for six years after the date hereof, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.